EXHIBIT 3.2

                                     [SEAL]


I certify the attached is a true and correct copy of the Articles of Amendment, filed on September 3, 1997, to Articles of Incorporation for COASTAL BANK CORPORATION, a Florida Corporation, as shown by the records of this office.

The document number of this corporation is P97000008575.


                                             Given under my hand and the Great
                                             Seal of the State of Florida, at
                                             Tallahassee, the Capitol, this the
                                             Eleventh day of September, 1997


[SEAL]                                            /s/ SANDRA B. MORTHAM
                                                  -----------------------
                                                      Sandra B. Mortham
                                                      Secretary of State

                             ARTICLES OF AMENDMENT

                                       TO

                           ARTICLES OF INCORPORATION

                                       OF

                            COASTAL BANK CORPORATION

PURSUANT TO THE PROVISIONS OF SECTION 607.1006, FLORIDA STATUTES, THIS CORPORATION ADOPTS THE FOLLOWING ARTICLES OF AMENDMENT TO ITS ARTICLES OF
INCORPORATION:

FIRST: Article IV of the Articles of Incorporation is hereby amended by deleting the existing Article IV in its entirety and substituting therefore the following:

                           ARTICLE IV, CAPITAL STOCK

A. This corporation shall have the authority to issue TEN MILLION (10,000,000) shares of common stock par value ONE CENT ($.01) per share. The designations, voting powers, preferences and relative participating options or other special rights, qualifications, limitations or restrictions of the above stock are as follows:

         1. The holders of the common stock are entitled to receive, to the extent permitted by law, such dividends as may be declared from time to time by the Board of Directors.

         2. In the event of the voluntary or involuntary liquidation, dissolution, distribution of assets or winding up of the corporation, after distribution in full of the preferential amounts, if any, to be distributed to the creditors and holders of shares of preferred stock, if any such stock shall be authorized herein and issued, the holders of common stock shall be entitled to receive all of the remaining assets of the corporation of whatever kind available for distribution to shareholders, ratably in proportion to the number of shares of common stock held by them respectively. The Board of Directors may distribute in kind to the holders of common stock such remaining assets of the corporation or may sell, transfer or otherwise dispose of all or any part of such remaining assets to any other person, corporation, trust or other entity and receive payment therefore in cash, stock or obligations of such other person, corporation, trust or other entity, or any combination thereof, and may sell all or any part of the consideration so received and distribute any balance thereof in kind to holders of common stock. The merger or consolidation of the corporation into or with any other corporation, or the merger of any other corporation into it, or any purchase or redemption of shares of stock of the corporation of any class, shall not be deemed to be a dissolution, liquidation nor winding up of the corporation for the purposes of this paragraph.

         3. Any person, upon becoming the owner or holder of any shares of the common stock or other securities having voting rights issued by this corporation ("shareholder"), does thereby consent and agree that all rights, powers, privileges, obligations or restrictions pertaining to such person or such securities in any way may be altered, amended, restricted, enlarged, or repealed by legislative enactments of the State of Florida, or of the United States hereinafter adopted which have reference to or affect corporations, such securities, or such persons, if any; and that the corporation reserves the right to transact any business of the corporation, to alter, amend or repeal these Articles of Incorporation, or to do any other acts or things as authorized, permitted or allowed by such legislative enactments.

B. This corporation shall have the authority to issue TWO MILLION (2,000,000) shares of preferred stock, the par value of which, as well as the designations, voting powers, preferences and relative participating options or other special rights, qualification, limitations or restrictions of the preferred stock to be determined by the Board of Directors of this corporation at the time it authorizes the issuance of said preferred stock.

SECOND: The amendment does not provide for any exchange, reclassification or cancellation of issued shares.

THIRD: This amendment was adopted by the directors of the corporation on September 2, 1997.

FOURTH: The amendment was approved by the shareholders. The number of votes cast for the amendment was sufficient for approval.


         Dated this 2 day of September, 1997


                             /s/ SIDNEY T. JACKSON
                             ----------------------------
                             Sidney T. Jackson, president